Exhibit 4.13

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (the “Agreement”) is made and entered into on September 30, 2021 in the People’s Republic of China (the “PRC”, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan of the PRC) by and between the following parties.

Party A:	Shensi Network Technology (Beijing) Co., Ltd., a foreign-invested enterprise established and validly existing under the laws of the PRC

Registered Address:2104-A073, No. 9 West North Fourth Ring Road, Haidian District, Beijing

Party B:	Hainan Futu Information Services Co., Ltd., a limited liability company established and validly existing under the laws of the PRC
Registered Address:	2001, 1st floor, Building A17, Hainan Ecological Software Park, High-tech Industry Demonstration Zone, Old Town, Hainan Province

(Party A or Party B shall be hereafter individually referred to as a “Party”, and collectively referred to as the “Parties”.)

Whereas:

(1)Party A is a foreign-invested enterprise established in the PRC, with advanced technologies and rich experience in developing, operating and managing software and technologies, which is willing to become the exclusive provider of Party B with technical, business and relevant consulting support;

(2)Party B is a domestic company established in the PRC, which engages in the businesses including technology development and sales of Internet software products and other relevant services (all the business activities conducted and developed by Party B currently and any time during the term of this Agreement are collectively referred to as the “Principal Business”); and

(3)During the term of this Agreement, Party A is willing to provide Party B with technical support, consulting services and other services on an exclusive basis in connection with the Principal Business, utilizing its advantages in technology, human resources and information. And Party B is willing to accept such services provided by Party A or its designees, each on the terms set forth herein.

Now, therefore, Party A and Party B have reached the following agreements through negotiations:

Article 1

Services Provided

1.1In accordance with the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider to provide Party B with comprehensive technical support, consulting services and other services during the term of this Agreement, including but not limited to the following:

(1)Licensing Party B to use the relevant software, trademarks and know-how legally owned by Party A;

(2)Development, maintenance and update of relevant application software required by Party B’s business;

(3)Design, installation, daily management and maintenance, and update of computer network systems, hardware equipment and databases;

(4)Providing technical support and specialized training to the personnel of Party B;

(5)Assisting Party B in consultancy and research on relevant technology; and

(6)Other relevant services based on Party B’s actual business needs and Party A’s capacity for providing services and as specified upon negotiation from time to time at the request of Party B, to the extent permitted under the PRC laws.

1.2Party B accepts the services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, for the services and other matters as agreed in this Agreement, during the term of this Agreement, Party B shall not directly or indirectly accept the same services with, or any similar services to, those stated herein provided by any third party and shall not establish similar corporation relationships with any third party regarding the matters contemplated in this Agreement. Upon mutual agreement, Party A may appoint other parties, who may enter into certain agreements described in Article 1.5 herein with Party B, to provide Party B with the services under this Agreement.

1.3Party A shall have the right to examine the accounts of Party B periodically and at any time. Party B shall keep its accounts accurately in due course and provide them to Party A upon its request. During the term of this Agreement and to the extent permitted by applicable laws, Party B agrees to cooperate with Party A and Party A’s shareholders (whether directly or indirectly) on audits (including but not limited to the audits of the related party transactions and other audits), deliver information and materials in relation to the operations, business, clients, finance, staff and other matters of Party B and Party B’s subsidiaries to Party A, its shareholders and/or auditors engaged by it, and allow Party A’s shareholders to disclose such information and materials to comply with the regulatory requirements for public listing of Party A’s shares.

1.4When Party B will be liquidated or dissolved for various reasons, it shall appoint the personnel recommended by Party A to form a liquidation team to manage the assets of Party B and its subsidiaries, to the extent permitted under the PRC laws. Party B confirms that, when Party B is subject to liquidation or dissolution, it agrees to deliver all the remaining properties obtained during the liquidation of Party B under the PRC laws and regulations to Party A, regardless whether the agreements in this Agreement are enforced or not.

1.5Service Providing Methodology

1.5.1Party A and Party B agree that during the term of this Agreement, as the case may be, Party B may enter into further service agreements with Party A or any other party designated by Party A, to reach agreement on specific contents, methods, personnel and fees for each service.

1.5.2To ensure Party B complies with the cash flow requirements in ordinary operations and/or to offset any loss incurred during such operations, Party A shall, only to the extent and in the manner permitted by the laws of the PRC, provide financing support to Party B, as the case may be. Party A may take the form of bank entrusted loans or other proper forms of borrowings to provide financing support to Party B, and shall enter into necessary agreements separately.

1.5.3To better perform this Agreement, Party A and Party B agree that during the term of this Agreement, as the case may be, Party B may enter into lease agreements on equipment or assets with Party A or any other party designated by Party A based on the business needs at any time, pursuant to which, Party A shall provide relevant equipment or assets for Party B’s use.

1.5.4Party B hereby grants Party A an irrevocable and exclusive option, pursuant to which, Party A can, at Party A’s sole discretion, purchase any or all of the assets and business from Party B, to the extent permitted under the PRC laws and regulations, at the lowest price permitted by the PRC laws, regulations and rules. The Parties shall then enter into a separate assets or business transfer agreement, specifying the terms and conditions of the transfer of the assets.

Article 2

Calculation and Payment of Service Fees

2.1The service fees under this Agreement shall be the reasonable prices fixed based on the content and nature of the services, and shall represent approximately one hundred percent (100%) of Party B’s consolidated gross profits in any fiscal year, after offsetting the accumulated losses (if any) of Party B and its subsidiaries in the preceding fiscal year, and deducting the working capital, expenses, taxes and other statutory contributions required in any fiscal year. Notwithstanding the forgoing, Party A may adjust the range and amount of the service fees at its discretion, in accordance with the PRC tax laws and practices and by referring to Party B’s needs for working capital, and Party B and its subsidiaries shall accept such adjustment.

2.2Party A calculates the service fees monthly and issues the corresponding VAT invoice (Special) to Party B at the tax rate stipulated by the current VAT law. Party B shall pay the service fees to the bank account designated by Party A within ten (10) working days upon receipt of such invoice, and shall send a copy of payment certificate to Party A by email within ten (10) working days after making the payment. Party A shall send the receipt within ten (10) working days after receiving the service fees. Notwithstanding the forgoing, Party A may adjust the time and method for payment of the service fees at its discretion. Party B shall accept such adjustment.

2.3The Parties agree that, the payment of the service fees above shall not cause any Parties’ operational difficulties in principle. For the purposes above, and within the reasonable limits of the principles above, the schedule for payment of service fees from Party B to Party A under Article 2.1 and Article 2.2 may be adjusted in writing upon negotiations between the Parties.

2.4The Parties to this Agreement shall bear all taxes incurred in preforming this Agreement respectively.

Article 3

Intellectual Property Rights and Confidentiality Clauses

3.1Party A shall have proprietary and exclusive ownership, rights and interests in any and all intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others. Party B shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and conduct whatever is necessary as deemed by Party A at its sole discretion for the purposes of vesting any ownership, right and interest of such intellectual properties in Party A, and/or perfecting the protection for such intellectual property rights of Party A.

3.2The Parties acknowledge and confirm that any oral or written information in relation to this Agreement or the contents hereof and exchanged between the Parties in connection with the preparation and performance of this Agreement shall be regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure to the Public); (b) is required to be disclosed pursuant to the applicable laws and regulations, rules of any stock exchange, or orders of government authorities or courts; or (c) is required to be disclosed by any Party to its shareholders, directors, supervisors (if any), employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, supervisors (if any), employees, legal counsels, or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article. Disclosure of any confidential information by the shareholders, director, supervisors (if any), employees of, or agencies engaged by any Party shall be deemed disclosure by such Party, and such Party shall be held liable for breach of this Agreement.

3.3The Parties agree that Article 3 to this Agreement shall survive changes to, and rescission or termination of, this Agreement.

Article 4

Representations and Warranties

4.1Party A hereby represents, warrants and covenants as follows:

4.1.1Party A is a foreign-invested enterprise legally established and validly existing in accordance with the PRC laws; Party A or the service providers designated by Party A will obtain all government permits and licenses for providing any service under this Agreement before providing such services.

4.1.2Party A has taken necessary corporate actions, and obtained necessary authorizations as well as consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement. Party A’s execution, delivery and performance of this Agreement does not violate any explicit requirements under laws and regulations.

4.1.3This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable against it in accordance with the terms herein.

4.2Party B hereby represents, warrants and covenants as follows:

4.2.1Party B is a limited liability company legally established and validly existing in accordance with the PRC laws, and has obtained and will maintain all government permits and licenses for engaging in the Principal Business.

4.2.2Party B has taken necessary corporate actions, and obtained necessary authorizations as well as consents and approvals from third parties and government authorities (if required) for the execution, delivery and performance of this Agreement. Party B’s execution, delivery and performance of this Agreement will not (i) violate any explicit requirements under the PRC laws and regulations; (ii) conflict with any contracts to which Party B is a party or cause the violation of any contracts to which Party B is a party; or (iii) cause any violation of any condition of the necessary licenses or permits for Party B to operate its business.

4.2.3Party B shall inform Party A of its involving in proceedings or other unfavourable circumstances in a timely manner and make the greatest efforts to prevent furthur losses.

4.2.4Without the prior written consent of Party A, Party B shall not be involved in any transactions which may affect its assets, liabilities, rights or operation in any form.

4.2.5Without the prior written consent of Party A, Party B shall not merge, consolidate or be combined as a consolidated entity with any third party, or acquire any third party or be acquired or controlled by any third party, or increase or decrease its registered capital, or change its structure of registered capital in other manners.

4.2.6Party B will not, in accordance with the requirements of this Agreement, require Party A to share Party B’s losses and/or to provide financial support for Party B.

4.2.7This Agreement constitutes Party B’s legal, valid and binding obligations, enforceable against it in accordance with the terms herein.

Article 5

Effectiveness, Amendment and Termination of the Agreement

5.1The Parties agree that this Agreement shall become effective upon execution by the Parties. Unless terminated in accordance with the explicit terms of this Agreement or terminated in writing by Party A, this Agreement shall remain effective.

5.2Any amendment and supplement to this Agreement shall be made in writing. Party A shall have the right to amend and supplement any terms herein at its discretion as per the requirements of relevant regulatory authorities or other considerations. Once Party A gives a written notice of amending and supplementing this Agreement, Party B shall sign the amended and supplemented agreement at Party A’s request.

5.3If regulatory authorities propose any amendments to this Agreement, the Parties shall revise this Agreement accordingly.

5.4Unless otherwise provided herein, this Agreement shall be and only be terminated under one of the following circumstances:

5.4.1All the equity interests in or assets of Party B held by Party B’s shareholders have been transferred to Party A in accordance with laws;

5.4.2It shall be terminated pursuant to the requirements under the applicable PRC laws; or

5.4.3Party B is bankrupted or liquidated in accordance with laws.

5.5During the term of this Agreement, any Party shall renew its operation term prior to the expiration thereof in a timely manner to enable this Agreement to continue to be effective and implemented. This Agreement shall be terminated upon the expiration of the operation term of a Party if the application for the renewal of its operation term is not approved or agreed by the competent government authorities.

5.6The rights and obligations of the Parties under Articles 3, 6, 7 and 9 shall survive the termination of this Agreement.

Article 6

Governing Laws and Resolution of Disputes

6.1The excution, validity, interpretation and performance of this Agreement and the resolution of disputes shall be governed and interpreted in accordance with the PRC laws.

6.2For all disputes arising from the performance of or in connection with this Agreement, either Party shall be entitled to submit the relevant dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in Beijing in accordance with the arbitration proceedings and rules then being in force. The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the arbitration rules. The applicant and the respondent shall appoint one (1) arbitrator respectively, and the third arbitrator shall be appointed by the two arbitrators above through negotiations. The arbitration proceedings shall be confidential and conducted in Chinese. The arbitration awards shall be final and legally binding upon the Parties. Subject to the PRC laws, the arbitral tribunal or the arbitrators shall make the ruling on remedial measures with respect to the equity interests in or assets of Party B under the terms of resolution of disputes and/or applicable PRC laws, including restricting business operations, restricting or prohibiting transfers or sales of the equity interests or assets, or proposing liquidation of Party B. In addition, during the formation of arbitral tribunal, Party A is entitled to apply to any court of competent jurisdiction (including courts in the PRC, Hong Kong and the Cayman Islands) for granting interim remedial measures.

6.3During the arbitration, except for the part in dispute and under arbitration, the Parties shall continue to have the other rights and perform corresponding obligations hereunder.

Article 7

Default Liabilities and Indemnification

7.1If Party B conducts any material breach of any term of this Agreement, Party A shall have the right to terminate this Agreement and/or require Party B to indemnify for damages; this Article 7.1 shall not prejudice any other rights of Party A herein.

7.2Unless otherwise required by the laws, Party B shall not have any right to terminate or cancel this Agreement in any event.

7.3Party B shall indemnify and hold harmless Party A from any losses, damages, obligations or expenses caused by any lawsuit, claim or other demand against Party A arising from or caused by the services provided by Party A to Party B pursuant this Agreement, except where such losses, damages, obligations or expenses arise from gross negligence or wilful misconduct of Party A.

Article 8

Force Majeure

8.1In case of any force majeure events (“Force Majeure”) such as earthquakes, typhoons, floods, fires, epidemics, wars, strikes and any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party, which directly cause the failure of any Party to perform or completely perform this Agreement, the Party affected by such Force Majeure shall not assume responsibilities for such failure of or partial performance. However, such affected Party shall give the other Party a written notice without any delay, and shall provide details of Force Majeure events within fifteen (15) days after sending out such notice, explaining the reasons for such failure of, partial, or delay of performance.

8.2If the Party claiming Force Majeure fails to notify the other Party and furnish it with appropriate proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the Force Majeure shall make reasonable efforts to minimize the consequences of such Force Majeure and resume performance of all the relevant obligations after the cessation of the Force Majeure as soon as possible. Should the Party so affected by the Force Majeure fail to resume performance of the relevant obligations when the causes of such excuse are cured, such Party shall be liable to the other Party.

8.3In the event of Force Majeure, the Parties shall immediately consult with each other to find an equitable solution, and shall make all reasonable efforts to minimize the consequences of such Force Majeure.

Article 9

Notices

9.1All notices and other communications required or permitted to be given to a Party pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, commercial courier service or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1If the notice is given by personal delivery (including express mail), the date of receipt shall be the effective date of service;

9.1.2If the notice is sent by registered mail, postage prepaid, the fifteenth (15) day after the date on the receipt of registered mail shall be the effective date of service;

9.1.3If the notice is sent by email, when the sender receives the system message indicating that the email was sent successfully, or the sender did not receive the system message within twenty-four (24) hours indicating that the email was not delivered or was returned, the date of successful transmission of the email shall be the effective date of service. However, if this email was delivered later than 5:00 P.M. or on a non-working date at the place of service, the date of service shall be the next working day shown on the date record.

9.2For the purpose of notices under this Article, the addresses of the Parties to receive notices are as follows:

Party A: Shensi Network Technology (Beijing) Co., Ltd.

Address: 28th floor, Building D1, Kexing Science Park, No. 15 Keyuan Road, Community of Science and Technology Park, Yuehai Street, Nanshan District, Shenzhen

Attn:Legal Center

Party B: Hainan Futu Information Services Co., Ltd.

Address: 2001, 1st floor, Building A17, Hainan Ecological Software Park, High-tech Industry Demonstration Zone, Old Town, Hainan Province

Attn:Legal Center

9.3Any Party may at any time change its address to receive notices by a notice delivered to the other Party in accordance with this Article.

Article 10

Assignment of the Agreement

10.1Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to a third party.

10.2Party B hereby agrees that Party A may assign its rights and obligations under this Agreement to a third party and in case of such assignment, Party A is only required to give a written notice to Party B and does not need any consent from Party B for such assignment.

Article 11

Miscellaneous

11.1Unless specifically agreed, the agreements in the terms in this Agreement on the rights and obligations of Party B also apply to Party B’s subsidiaries.

11.2This Agreement shall be binding on the respective legal successors of the Parties.

11.3The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with provisions that are effective to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to that of those invalid, illegal or unenforceable provisions.

11.5Any amendments and supplements to this Agreement shall be in writing. The amended agreements and supplemented agreements in relation to this Agreement that have been signed by the Parties shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

11.6This Agreement is executed in two (2) copies. Each of Party A and Party B shall have one (1) copy.

(Remainder of page intentionally left blank. Signature page to follow)

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Business Cooperation Agreement as of the date first above written.

Party A:

Shensi Network Technology (Beijing) Co., Ltd. (Seal)

By:	/s/ Li Hua
Name:	Li Hua
Title:	Legal Representative

Party B:

Hainan Futu Information Services Co., Ltd. (Seal)

By:	/s/ Li Hua
Name:	Li Hua
Title:	Legal Representative

Signature page of the Exclusive Business Cooperation Agreement